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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                      First Robinson Financial Corporation
                      ------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)


                                   336188-10-7
                                   -----------
                                 (CUSIP Number)


                                December 31, 2004
              ----------------------------------------------------
              Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------------  ----------------------------  -----------------------
  CUSIP No. 336188-10-7                13G                  Page 2 of 8 Pages
-------------------------  ----------------------------  -----------------------


---------- ---------------------------------------------------------------------
    1.     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           First Robinson Savings Bank, N.A. 401(k) Retirement Savings Plan
           IRS I.D. No. 37-0867684
---------- ---------------------------------------------------------------------
    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [ ]
                                                                (b)  [X]
---------- ---------------------------------------------------------------------
    3.     SEC USE ONLY

---------- ---------------------------------------------------------------------
    4.     CITIZENSHIP OR PLACE OF ORGANIZATION
           Federally Chartered Stock Savings Institution's 401(k) Retirement Savings Plan organized in Illinois
---------- ---------------------------------------------------------------------
                                 5.     SOLE VOTING POWER
        NUMBER OF                       0
         SHARES              ---------- ----------------------------------------
      BENEFICIALLY               6.     SHARED VOTING POWER
        OWNED BY                        34,086
          EACH               ---------- ----------------------------------------
        REPORTING                7.     SOLE DISPOSITIVE POWER
         PERSON                         0
          WITH               ---------- ----------------------------------------
                                 8.     SHARED DISPOSITIVE
                                        POWER 34,086
---------- ---------------------------------------------------------------------
    9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           34,086
---------- ---------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES
           |_|
---------- ---------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.5%
---------- ---------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON

           EP
---------- ---------------------------------------------------------------------

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-------------------------  ----------------------------  -----------------------
  CUSIP No. 336188-10-7                13G                  Page 3 of 8 Pages
-------------------------  ----------------------------  -----------------------


---------- ---------------------------------------------------------------------
    1.     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           First Robinson Financial Corporation Employee Stock Ownership Plan IRS I.D. No. 36-4162718
---------- ---------------------------------------------------------------------
    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [ ]
                                                                (b)  [X]
---------- ---------------------------------------------------------------------
    3.     SEC USE ONLY

---------- ---------------------------------------------------------------------
    4.     CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware Chartered Corporation's Employee Stock Ownership Plan organized in Illinois
---------- ---------------------------------------------------------------------
                                 5.     SOLE VOTING POWER
        NUMBER OF                       17,356
         SHARES              ---------- ----------------------------------------
      BENEFICIALLY               6.     SHARED VOTING POWER
        OWNED BY                        47,402
          EACH               ---------- ----------------------------------------
        REPORTING                7.     SOLE DISPOSITIVE POWER
         PERSON                         64,758
          WITH               ---------- ----------------------------------------
                                 8.     SHARED DISPOSITIVE POWER
                                        0
---------- ---------------------------------------------------------------------
    9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           64,758
---------- ---------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|
---------- ---------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           12.4%
---------- ---------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON

           EP
---------- ---------------------------------------------------------------------

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-------------------------  ----------------------------  -----------------------
  CUSIP No. 336188-10-7                13G                  Page 4 of 8 Pages
-------------------------  ----------------------------  -----------------------


---------- ---------------------------------------------------------------------
     1.    NAME OF REPORTING PERSON
           S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           First Bankers Trust Services, Inc.
           IRS I.D. No. 20-1171923
---------- ---------------------------------------------------------------------
     2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [ ]
                                                                (b)  [X]
---------- ---------------------------------------------------------------------
     3.    SEC USE ONLY

---------- ---------------------------------------------------------------------
     4.    CITIZENSHIP OR PLACE OF ORGANIZATION
           Illinois
---------- ---------------------------------------------------------------------
                                 5.     SOLE VOTING POWER
        NUMBER OF                       17,356
         SHARES              ---------- ----------------------------------------
      BENEFICIALLY               6.     SHARED VOTING POWER
        OWNED BY                        81,488
          EACH               ---------- ----------------------------------------
        REPORTING                7.     SOLE DISPOSITIVE POWER
         PERSON                         64,758
          WITH               ---------- ----------------------------------------
                                 8.     SHARED DISPOSITIVE POWER
                                        34,086
---------- ---------------------------------------------------------------------
     9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           98,844
---------- ---------------------------------------------------------------------
    10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           |_|
---------- ---------------------------------------------------------------------
    11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           18.9 %
---------- ---------------------------------------------------------------------
    12.    TYPE OF REPORTING PERSON

           BK
---------- ---------------------------------------------------------------------

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-------------------------  ----------------------------  -----------------------
  CUSIP No. 336188-10-7                13G                  Page 5 of 8 Pages
-------------------------  ----------------------------  -----------------------


Item 1(a)       Name of Issuer:  First Robinson Financial Corporation

      (b)       Address of Issuer's Principal Executive Offices:
                                 501 E. Main Street P.O. Box 8598
                                 Robinson, Illinois 62454

Item 2(a)       Name of Person Filing:
                                 First Robinson Savings Bank N.A. 401(k)
                                   Retirement Savings Plan
                                 ("401(k)")
                                 First Robinson Financial Corporation Employee
                                   Stock Ownership
                                 Plan ("ESOP")
                                 First Bankers Trust Services, Inc. (the
                                   "Trustee"), the trustee of
                                 ESOP and 401(k).

Item 2(b)       Address of Principal Business Office:
                                 The business address of the 401(k) and ESOP is:
                                 501 E. Main
                                 P.O. Box 8598
                                 Robinson, Illinois 62454

                                 The business address of the Trustee is:
                                 2321 Koch's Lane
                                 Quincy, Illinois 62301

Item 2(c)       Citizenship:
                                 Illinois

      (d)       Title of Class of Securities:
                                 Common Stock, par value $0.01 per share

      (e)       CUSIP Number:
                                 36188-10-7

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

                (a)     [_] Broker or dealer registered under Section 15 of the
                            Exchange Act;

                (b)     [_] Bank as defined in Section 3(a)(6) of the Exchange
                            Act;

                (c)     [_] Insurance company as defined in Section 3(a)(19) of
                            the Exchange Act;

                (d)     [_] Investment company registered under Section 8 of
                            the Investment Company Act; (e) [__] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

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  CUSIP No. 336188-10-7                13G                  Page 6 of 8 Pages
-------------------------  ----------------------------  -----------------------


                (f)     [X] An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);

                (g)     [_] A parent holding company or control person in
                            accordance with Rule 13d-1(b)(ii)(G);

                (h)     [_] A savings association as defined in Section 3(b) of
                            the Federal Deposit Insurance Act;

                (i)     [_] A church plan that is excluded from the definition
                            of an investment company under Section 3(c)(14) of the Investment Company Act;

                (j)     [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4 Ownership:

        (a)     Amount beneficially owned: 98,844 shares of common stock

        (b)     Percent of Class: 18.9%

        (c)     Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 17,356

                (ii)    shared power to vote or to direct the vote: 81,488

                (iii)   sole power to dispose or to direct the disposition of:
                        64,758

                (iv)    shared power to dispose or to direct the disposition of:
                        34,086

        The First Robinson Savings Bank, N.A. 401(k) Retirement Savings Plan is the tax qualified retirement plan of the bank. It holds 34,086 shares of Common Stock (6.5% of the outstanding shares). Pursuant to the 401(k), participants in the 401(k) are entitled to instruct the Trustee as to the voting and the disposition of the shares.

        The Trustee may be deemed to beneficially own the 34,086 shares held by the 401(k). However, the Trustee expressly disclaims beneficial ownership of all such shares.

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  CUSIP No. 336188-10-7                13G                  Page 7 of 8 Pages
-------------------------  ----------------------------  -----------------------


        The ESOP holds an aggregate of 64,758 shares of Common Stock (12.4% of the outstanding shares). 47,402 shares have been allocated to ESOP accounts and 17,356 are unallocated shares. Pursuant to the ESOP, participants in the ESOP are entitled to instruct the Trustee as to the voting of the shares allocated to their ESOP accounts. The ESOP has sole voting and dispositive power with respect to shares held by it which have not been allocated to participant accounts. On each issue with respect to which stockholders are entitled to vote, the Trustee is required to vote the shares held by the ESOP which have not been allocated to participant accounts in the manner directed under the ESOP.

        The Trustee may be deemed to beneficially own the 64,758 shares held by the ESOP. However, the Trustee expressly disclaims beneficial ownership of all such shares.


Item 5 Ownership of Five Percent or Less of a Class:

        Not Applicable.

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

        Each of the 401(k) Plan and ESOP Plan holds all of its shares of Common Stock on behalf of the participants in such plan. Dividends paid on shares of Common Stock which are held in participants' accounts are credited to their accounts. The proceeds from the sale of shares of Common Stock which are held in participants' accounts are likewise credited to their accounts. When a participant withdraws from a plan, the vested portion of the participant's account is distributed to the participant.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

         Not Applicable.

Item 8  Identification and Classification of Members of the Group:

         See Item 4 above.

Item 9  Notice of Dissolution of Group:

         Not Applicable.

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  CUSIP No. 336188-10-7                13G                  Page 8 of 8 Pages
-------------------------  ----------------------------  -----------------------


Item 10 Certification:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 7th day of February, 2005

First Robinson Financial Corporation Employee Stock Ownership Plan First Robinson Savings Bank, N.A. 401(k) Retirement Savings Plan

By:  First Bankers Trust Services, Inc. as Trustee

By:     /s/ Linda Shultz
        -------------------------

Name:   Linda Shultz
        -------------------------

Title:  Trust Officer
        -------------------------

First Bankers Trust Services, Inc.

By:     /s/ Linda Shultz
        -------------------------

Name:   Linda Shultz
        -------------------------

Title:  Trust Officer
        -------------------------